CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 27, 2012 on the financial statements of the Frank Value Fund and the Leigh Baldwin Total Return Fund ( (the "Funds") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 13 under the Securities Act of 1933 and Post-Effective Amendment No. 15 under the Investment Company Act of 1940 to Frank Funds’ Registration Statement on Form N-1A (File Nos. 333-113657 and 811-21532), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

October 29, 2012